FOR IMMEDIATE RELEASE

WISeKey and Long State Investment Limited ("LSI") to Establish Comprehensive Partnership in Asia

WISeKey Announces an Equity Financing Agreement with LSI

Geneva/New York/Hong Kong – December 17, 2019 - WISeKey International Holding Ltd ("WISeKey", SIX: WIHN, NASDAQ: WKEY), a leading global cybersecurity and IoT company, today announces the establishment of a comprehensive partnership with Long State Investment Limited (LSI), a leading Asian based investor, to expand the reach of WISeKey in the growing Asian markets and to become one of the leading providers of semiconductors, IoT and blockchain services in the region.

Under the arrangement, WISeKey and LSI plan to establish a Joint Venture (the “JV”) in Hong Kong in the first quarter of 2020 to focus on business opportunities in Asia. A memorandum of understanding ("MoU") has been executed between WISeKey and LSI to that effect. LSI has further agreed to invest approximately USD 1,000,000 directly or through WISeKey into the JV, by subscribing, on a non-preemptive basis, for new Class B Shares at an issue price of USD 2.64, such price reflecting a premium over current trading prices. LSI has also agreed to provide WISeKey a CHF 30 million unsecured convertible term loan facility to support WISeKey’s expansion in Asia. Under the terms of that facility, WISeKey will be able to draw-down individual term loans of up to CHF 500,000 or, if so agreed between the parties, up to CHF 2.5 million at an interest rate of 1.5% p.a., up to an aggregate amount of CHF 30 million over a commitment period of 24 months. LSI will have the right to convert a draw-down tranche into Class B Shares within a short period (of 21 SIX trading days) after each individual draw-down, or, if so agreed among the parties and permitted by law, American Depositary Shares (ADSs) representing Class B Shares, at 95% of the higher of (i)  the then prevailing market rate and (ii) the minimum conversion price of CHF 1.80 (the “Conversion Price”). Any term loan not converted by LSI initially will automatically convert (20 SIX trading days before the expiration of the commitment period) into Class B Shares, or ADSs, at the applicable Conversion Price. Under certain circumstances, interest payments may be “paid in kind” by capitalizing such interest and adding to it the aggregate principal balance of the loan outstanding.

The objective of the JV is to establish a market foothold with credible leaders in the region to maximize revenue in the near term and realize reputable category position in the sectors of retail, financial transaction, mobile communications, automotive, smart cities, consumer products, healthcare, smart card, industrial, transportation and IT infrastructure in the long term.

Carlos Moreira, WISeKey’s CEO noted, “WISeKey has already started the localization of some of its IoT semiconductors production in China specifically designed for the Chinese market, having as a goal, the ramp up of its secure chip installed base to 10 billion within the next 3 years, with a new Secure Microprocessor nanoSEAL for IoT, Blockchain, AI and WISeCoin.  WISeKey IoT has an installed base of over 1.5 billion secure chips (since 2010) in virtually all IoT sectors - autonomous cars, smart cities, drones, anti-counterfeiting, smart lighting, servers, mobile phones, etc. VaultIC407 features an outstandingly rich set of Security Protocols and Security Functions tailored to IoT applications. While WISeKey will continue manufacturing chips in other countries in Asia and Europe, its new plant in China will become the main manufacturing center for Asia. WISeKey China has the goal of becoming one of the leading providers of IoT and Blockchain services for the growing Chinese market. The over-arching objective of the new company is to establish a market foothold with credible in-country leaders to maximize revenue in the near-term and realize reputable category position in the sectors of: retail, financial transaction, automotive, smart cities, consumer products, healthcare, smart card, industrial, transportation, and IT infrastructure, in the long-term. Trusted Semiconductors are the building blocks of IoT, found in everything from autonomous cars, smart cities, drones, anti-counterfeiting, smart lighting, servers, mobile phones, etc. Although China has mastered the art of assembling products with semiconductors produced elsewhere (the iPhone is the most famous example), the aspiration is for technology companies in China to move from being mere assemblers to manufacturers of semiconductors, therefore there is huge opportunity for WISeKey to become one of the first global companies to establish its semiconductors manufacturing facility in mainland China.”

"WISeKey is an outstanding investment opportunity for us,” said Jessie Chen, Director of LSI Advisors Ltd. “As a global leader in the delivery of integrated security products for the Internet of Things and digital identity ecosystems, WISeKey has significant potential to expand in the large and fast growing Asia Pacific markets. We are eager to work with WISeKey to penetrate the Asian markets through our JV, and support its financing needs during this expansion phase."

H.C. Wainwright & Co. acted as financial advisor to WISeKey for the partnership and the related financing.

About WISeKey

WISeKey (NASDAQ: WKEY; SIX Swiss Exchange: WIHN) is a leading global cybersecurity company currently deploying large scale digital identity ecosystems for people and objects using Blockchain, AI and IoT respecting the Human as the Fulcrum of the Internet. WISeKey Microprocessors Secures the pervasive computing shaping today’s Internet of Everything. WISeKey IoT has an install base of over 1.5 billion microchips in virtually all IoT sectors (connected cars, smart cities, drones, agricultural sensors, anti-counterfeiting, smart lighting, servers, computers, mobile phones, crypto tokens etc.). WISeKey is uniquely positioned to be at the edge of IoT as our semiconductors produce a huge amount of Big Data that, when analyzed with Artificial Intelligence (AI), can help industrial applications to predict the failure of their equipment before it happens.

Our technology is Trusted by the OISTE/WISeKey’s Swiss based cryptographic Root of Trust (“RoT”) provides secure authentication and identification, in both physical and virtual environments, for the Internet of Things, Blockchain and Artificial Intelligence. The WISeKey RoT serves as a common trust anchor to ensure the integrity of online transactions among objects and between objects and people. For more information, visit www.wisekey.com.

About Long State Investment Limited

Based in Hong Kong, Long State Investment focuses on investments in disruptive technologies and applied sciences, including blockchains, AI, machine learning, AR technologies, advanced materials, battery technologies and related supply chain. LSI has strong established relationships with many technology developers, as well as companies engaging in fintech, transaction technology, telecommunication services, communication equipment and industrial systems engineering in Asia. Long State intends to leverage on these relationships and WISeKey’s proprietary technology, product and service offerings, to assist WISeKey’s expansion in the region.

Press and investor contacts:

WISeKey International Holding Ltd Company Contact: Carlos Moreira Chairman & CEO Tel: +41 22 594 3000 info@wisekey.com	WISeKey Investor Relations (US) Contact: Lena Cati The Equity Group Inc. Tel: +1 212 836-9611 lcati@equityny.com

Long State Investment Limited

Company Contact:

Communications Manager

Tel: +852 2911 1275

info@longstate.com

Disclaimer:
This communication expressly or implicitly contains certain forward-looking statements concerning WISeKey International Holding Ltd and its business. Such statements involve certain known and unknown risks, uncertainties and other factors, which could cause the actual results, financial condition, performance or achievements of WISeKey International Holding Ltd to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. WISeKey International Holding Ltd is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange. Investors must rely on their own evaluation of WISeKey and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of WISeKey.